Exhibit 99.1

Hub Group, Inc. Announces Resignation and Appointment of New Chief Financial Officer

DOWNERS GROVE, IL, March 20, 2007, -- Hub Group, Inc. (NASDAQ: HUBG) announced today that Thomas M. White, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, has resigned effective March 16, 2007 to pursue other opportunities. Commenting on the departure, David P. Yeager, Hub’s Chief Executive Officer stated, “Tom took over as Hub’s Chief Financial Officer in 2002 and played an important role in helping the Company reduce its costs and improve its financial performance. Tom also led the Company in building a strong finance organization. While you never like to lose a valuable team member, we are fortunate to have an excellent replacement, to be in a sound financial position and to have the business starting the new year off well. We wish Tom continued success in his career.”

Hub also announced today that Terri A. Pizzuto, currently the Company’s Vice President of Finance, has been promoted to Executive Vice President, Chief Financial Officer and Treasurer effective immediately. Ms. Pizzuto joined Hub in 2002 and, prior to joining Hub, was a partner in the Assurance and Business Advisory Group at Arthur Andersen LLP. David Yeager stated, “Terri has been a key member of our management team and strong leader in our finance organization for the last five years. She has worked closely with Tom in managing the finance organization and we are pleased to have such a talented individual available to fill this position. Terri has extensive experience and a thorough knowledge of Hub Group which uniquely enables her to immediately fill this important role. I look forward to working with her as we continue to move Hub Group forward.”

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2006. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: HUB GROUP, INC.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214